Exhibit 99.1

9341 Courtland Drive, Rockford, MI 49351 Phone (616) 866-5500; Fax (616) 866-0257
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FOR IMMEDIATE RELEASE
CONTACT: Dani Zizak
616-863-3904

WOLVERINE WORLD WIDE, INC. APPOINTS DAVID W. MCCREIGHT TO ITS BOARD OF DIRECTORS

ROCKFORD, Mich., May 8, 2019 — Wolverine Worldwide (NYSE:WWW) today announced the retirement of Joseph R. Gromek from the Company’s Board of Directors, and the appointment of a new Board member, David W. McCreight.

“We are grateful to Joe for his eleven years of dedicated service to the Company,” said Blake W. Krueger, Chairman, Chief Executive Officer and President of Wolverine Worldwide. “His counsel, leadership and advice have been instrumental in helping us lead the business during a time of dynamic change in the global retail-consumer environment and make great progress against our Global Growth Agenda. We are very appreciative of his assistance over the last decade.”

McCreight, 56, is a veteran of the footwear, apparel and accessory industries and brings exceptional global experience from his thirty-year career. Most recently, he served as President of URBN, Inc. (NASDAQ:URBN) and CEO of its Anthropologie Group, a global lifestyle brand featuring women's apparel & accessories, and home decor. Prior to joining URBN, McCreight served as President of Under Armour and Lands’ End.

“David has worked for some of the biggest names in apparel and retail, and we are thrilled to add him to our Board of Directors,” Krueger said. “His expertise in branding and merchandising, as well as his acumen in global direct-to-consumer and international business growth, will play a critical role in helping us drive our Global Growth Agenda. His strong leadership and business experience will bring incredible value to our Board.”

McCreight holds a bachelor’s degree from the University of Virginia. He currently serves on the Board of Directors at CarMax, Inc. (NYSE:KMX).

“I am very pleased to be joining the Board of Directors of Wolverine Worldwide,” McCreight said. “Wolverine is a leader and innovator in the global footwear and apparel industry, and I look forward to working with my fellow board members to build on the Company’s current successes while advancing future growth initiatives.”

ABOUT WOLVERINE WORLDWIDE
With a commitment to service and product excellence, Wolverine World Wide, Inc. is one of the world's leading marketers and licensors of branded casual, active lifestyle, work, outdoor sport, athletic, children's and uniform footwear and apparel. The company's portfolio of highly recognized brands includes: Merrell®, Sperry®, Hush Puppies®, Saucony®, Wolverine®,

Keds®, Stride Rite®, Chaco®, Bates®, and HYTEST®. The company also is the global footwear licensee of the popular brands Cat® and Harley-Davidson®. The company's products are carried by leading retailers in the U.S. and globally in approximately 200 countries and territories. For additional information, please visit our website, www.wolverineworldwide.com.

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